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                                                                    EXHIBIT h(7)

[LOGO]                                                     169 Lackawanna Avenue
                                                           Parsippany, NJ 07054

                                                           www.nylim.com

August 1, 2005

Board of Trustees
The MainStay Funds
51 Madison Avenue
New York, NY 10010

Re: Expense Reimbursements

Dear Board of Trustees:

(1) This letter will confirm our intent that, in the event the annualized ratio of total ordinary operating expenses (excluding taxes, interest, litigation, extraordinary expenses, and brokerage and other transaction expenses relating to the purchase or sale of portfolio investments) to average daily net assets of Class A shares for each of the MainStay Funds listed below (the "Funds"), calculated daily in accordance with generally accepted accounting principles consistently applied, exceeds the percentage set forth below, we will waive fees or reimburse the expenses of each Fund (and each class thereof, in equal proportion) in the amount of such excess:

FUND                                                              EXPENSE LIMIT
----                                                              -------------
MainStay Common Stock                                                     1.30%
MainStay Convertible                                                      1.20%
MainStay Diversified Income                                               1.30%
MainStay Equity Index                                                     0.65%
MainStay Global High Income                                               1.40%
MainStay Government                                                       1.05%
MainStay International Equity                                             1.75%
MainStay Large Cap Growth                                                 1.40%
MainStay MAP                                                              1.35%
MainStay Mid Cap Growth                                                   1.50%
MainStay Mid Cap Value                                                    1.35%
MainStay Money Market                                                     0.70%
MainStay Small Cap Growth                                                 1.48%
MainStay Small Cap Value                                                  1.90%
MainStay Tax Free Bond                                                    0.89%
MainStay Total Return                                                     1.19%
MainStay Value                                                            1.17%

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(2) Our undertaking to waive fees and reimburse expenses as stated above may not be terminated without prior approval of the Board of Trustees.

(3) The foregoing expense limitations supersede any prior agreement regarding expense limitations. Each expense limitation is an annual, not monthly, expense limitation, and is based on the fiscal years of the Funds. Consequently, if the amount of expenses accrued during a month is less than an expense limitation, the following shall apply: (i) we shall be reimbursed by the respective Fund(s) in an amount equal to such difference, but not in an amount in excess of any deductions and/or payments previously made during the year; and (ii) to the extent reimbursements are not made pursuant to (i), the Fund(s) shall establish a credit to be used in reducing deductions and/or payments which would otherwise be made in subsequent months of the year. We shall be entitled to reimbursement from a Fund of any fees waived pursuant to this arrangement if such reimbursement does not cause the Fund to exceed existing expense limitations, and the reimbursement is made within three years.

(4) We authorize the Funds and their administrator to reduce our monthly management fees to the extent necessary to effectuate the limitations stated in Paragraph 1, above. In the event accrued expenses exceed the limitations stated in Paragraph 1, above after the reduction in our management fees, we authorize the Funds and their administrator to invoice us quarterly for the difference. We will pay to the Funds any such amounts promptly after receipt of an invoice.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By: /s/ Gary E. Wendlandt
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    Gary E. Wendlandt
    Chairman and Chief Executive Officer

                                             ACKNOWLEDGED:

                                             THE MAINSTAY FUNDS

                                             By: /s/ Christopher O. Blunt
                                                 -----------------------------
                                                 Christopher O. Blunt
                                                 President

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